EXHIBIT 5

                           Winthrop & Weinstine, P.A.
                             225 South Sixth Street
                                   Suite 3500
                          Minneapolis, Minnesota 55402

June 21, 2004

American Church Mortgage Company
10237 Yellow Circle Drive
Minnetonka, Minnesota  55343

Re:      American Church Mortgage Company

Ladies and Gentlemen:


We have acted as counsel to you in connection with the preparation and filing by you of a Registration Statement on Form S-11 (the "Registration Statement"), containing a Prospectus (the "Prospectus"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of $23,000,000 of Series B Secured Investor Certificates of American Church Mortgage Company, a Minnesota corporation. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Certificates are duly and validly authorized for issuance and, when issued and paid for, as described in the Prospectus, will be validly-issued, fully paid and nonassessable. We are also of the opinion that the trust indenture dated _________ ___, 2004, by and between American Church Mortgage Company and The Herring National Bank, under which the Certificates will be issued is in compliance with the Trust Indenture Act of 1939, as amended.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "LEGAL MATTERS" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours,

WINTHROP & WEINSTINE, P.A.


By -
         A Shareholder

PTC/aks